Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 22, 2021	President and CEO
Phone: 412/364-1911

WVS FINANCIAL CORP. ANNOUNCES NET INCOME AND EARNINGS PER SHARE

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank (Bank), today reported net income of $271 thousand or $0.16 per diluted share, for the three months ended September 30, 2021 as compared to $420 thousand or $0.24 per diluted share for the same period in 2020.    The $149 thousand decrease in net income during the three months ended September 30, 2021 was primarily attributable to a $196 thousand decrease in net interest income and a $52 thousand increase in non-interest expense, which were partially offset by a $16 thousand decrease in the provision for loan losses, a $27 thousand increase in non-interest income and a $56 thousand decrease in income tax expense. The decrease in net interest income during the three months ended September 30, 2021, when compared to the same period in 2020, was attributable to a $346 thousand decrease in interest income, which was partially offset by an $150 thousand decrease in interest expense.    The decrease in interest income was primarily attributable to lower average balances and yields on the Company’s investment, mortgage-backed securities, and loan portfolios, which were partially offset by higher average balances in the floating rate investment portfolio. The decrease in interest expense was primarily attributable to lower rates paid on deposits and Federal Home Loan Bank (“FHLB”) borrowings and lower average balances of FHLB borrowings, which were partially offset by higher average balances of wholesale time deposits, during the three months ended September 30, 2021, when compared to the same period in 2020. The decrease in the provision for loan losses for the three months ended September 30, 2021 was primarily the result of a reduction in the amount of provision allocated for the COVID-19 pandemic when compared to the same period in 2020. As of September 30, 2021, the Company continued to have no loans in COVID-19 deferral status. The Company anticipates continuing to reverse the COVID-19 portion of the allowance for loan and lease losses throughout fiscal 2022 assuming continued favorable trends in the COVID-19 pandemic. The increase in non-interest income for the three months ended September 30, 2021 was primarily attributable to the absence of other than temporary impairment charges on the Company’s private-label mortgage-backed securities portfolio and higher investment securities gains when compared to the same period in 2020. The increase in non-interest expense for the three months ended September 30, 2021 was primarily attributable to a $36 thousand increase in salaries and employee benefits and a $21 thousand increase in in the provision for off-balance sheet items, partially offset by a $4 thousand decrease in the federal deposit insurance premium, when compared to the same period in 2020.

The increase in provision for off balance sheet commitments was attributable to higher balances in unused commitments on 1-4 family residential loans. The increase in employee compensation was primarily attributable to higher employee related expenses. The decrease in income tax expense for the three months ended September 30, 2021 was primarily due to lower taxable income, when compared to the same period in 2020.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2021 (Unaudited)	June 30, 2021 (Unaudited)
Total assets	$351,664	$346,078
Cash and Cash Equivalents	2,428	2,551
Certificates of Deposits	350	350
Investment securities available-for-sale	143,526	151,577
Investment securities held-to-maturity	10,492	15,489
Mortgage-backed securities held-to-maturity	99,958	82,459
Net loans receivable	81,300	80,684
Deposits	155,288	157,167
FHLB advances: short-term	115,594	113,093
FHLB advances: long-term fixed-rate	10,000	10,000
FHLB advances: long-term variable-rate	25,000	25,000
Equity	38,421	38,389
Book value per share – Common Equity	20.39	20.37
Book value per share – Tier I Equity	20.18	20.11
Annualized Return on average assets	0.31%	0.40%
Annualized Return on average equity	2.82%	3.40%
Tier I leverage ratio	10.95%	11.71%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2021	2020
Interest income	$1,319	$1,665
Interest expense	175	325

Net interest income	1,144	1,340
Provision for loan losses	(14)	2

Net interest income after provision for loan losses	1,158	1,338
Non-interest income	138	111
Non-interest expense	932	880

Income before income tax expense	364	569
Income taxes	93	149

NET INCOME	$271	$420

EARNINGS PER SHARE:
Basic	$0.16	$0.24
Diluted	$0.16	$0.24
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,738,227	1,748,040
Diluted	1,738,227	1,748,040